UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 2, 2011

HIGHLAND BUSINESS SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34642	26-1607874
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Avenida Fabricante, Suite 100 San Clemente, California	92672
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 276-5428

Copies of Communications to:

Stoecklein Law Group

Emerald Plaza

402 West Broadway

Suite 690

San Diego, CA 92101

(619) 704-1310

Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Director

On August 2, 2011, the Board of Directors appointed Calvin Fox to serve as a member of the Board of Directors.

CALVIN FOX, age 90, brings significant experience with the public markets and strong connections with various leading houses on Wall Street and in Europe.  Mr. Fox has been a consultant to growth companies in emerging markets for more than 60 years, and has orchestrated public offerings for over 30 innovative companies across many different industries, including nuclear medicine, broadcast entertainment, and digital telecommunications.  Throughout his career, Mr. Fox has invested substantially in evolutionary business models, and has demonstrated a knack for identifying and capitalizing early on market trends, as evidenced by his leadership role in the creation of and IPOs for many industry leading companies, most recently Syncor Pharmaceuticals, Majestic Television and National Tech Team.

On August 2, 2011, the Registrant entered into a Director Contract with Mr. Fox, wherein Mr. Fox agreed to serve as a Director. The term of the agreement began on August 2, 2011 and will continue until the Director’s removal, resignation or the three-year anniversary of the date of August 2, 2011. The Registrant agreed to compensate Mr. Fox a total of 1,000,000 stock options at $1.20 per share under the Registrant’s 2011 Stock Incentive Plan. 500,000 options are granted and vest immediately and 500,000 will be granted upon mutually agreed upon milestones.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHLAND BUSINESS SERVICES, INC.

By: /S/ Wright Thurston
Wright Thurston, Chief Executive Officer

Date:  August 8, 2011